EXHIBIT 10.15

December 16, 2014

Allen Wolff

7422 Sitio Montilla

Carlsbad, CA 92009

Re: Offer of Employment

Dear Allen:

NTN Buzztime, Inc. ("Buzztime") is pleased to offer you the position of Chief Financial Officer, reporting to Buzztime’s Chief Executive Officer. We are all excited about having you join the company. As a member of Buzztime’s executive team, you will be responsible for the company’s financial and operational performance and any other duties assigned by the CEO. Your anticipated start date will be Monday, December 29, 2014. This offer and your employment relationship will be subject to the terms and conditions of this letter and the final approval of the Board of Directors and the Nominating and Corporate Governance/Compensation Committee.

Upon starting your employment, your salary will be $8,653.85 per pay period ($225,000.00 annualized). All salaries have applicable withholdings, are paid bi-weekly and in accordance with Buzztime's normal payroll practices. Future adjustments in compensation, if any, will be made by Buzztime in its sole and absolute discretion. This position is exempt, therefore you will not receive overtime pay if you work more than (8) hours in a workday or (40) hours in a workweek.

You will be eligible to participate in a personal incentive plan ("the Incentive Plan") for the calendar year of 2015. The specifics of this Incentive Plan will be determined in the company’s discretion and presented to you for your signature after approval of its terms by the Nominating and Corporate Governance/Compensation Committee. The Incentive Plan will provide that you are eligible to earn up to 50% of your base salary upon your achievement of personal and corporate goals.

Subject to Buzztime's Board of Directors' approval, on your start date you will be granted incentive stock options (to the fullest extent allowed under current legal limitations) to purchase 250,000 shares of Buzztime's common stock in accordance with the NTN Buzztime, Inc. 2010 Employee Stock Option Plan (the "Plan") and related option documents. Notwithstanding any terms of the Plan to the contrary, your stock options will be priced at the closing price on the date you commence employment with the company. All vesting calculations shall be based on the date of commencement of your employment. All options will vest over a period of four (4) years beginning on the first anniversary of your employment and expire at the end of ten (10) years in accordance with the terms of the Plan.

2231 rutherford rd. suite 200	carlsbad, ca 92008	760.438.7400	buzztime.com

You will also be eligible for all benefits available to other full-time Buzztime employees, in accordance with Buzztime's benefit plan documents. Such benefits include participation in Buzztime's medical, dental, vision, life and other group insurance programs on the first of the month following your hire date and participation in Buzztime's 401(k) plan with enrollment occurring monthly (following the eligibility entry service requirement of 250 hours and 3 months service). You shall be entitled to 16 days of PTO, accrued as set forth in Buzztime’s paid time off policy and subject to a maximum cap of 1.5 times the total annual accrual (24 days). Buzztime reserves the right to change or eliminate these benefits, or the policies governing them, on a prospective basis at any time.

Your employment with Buzztime will be "at-will." This means your employment is not for any specific period of time and can be terminated by you or by Buzztime at any time. In addition, Buzztime reserves the right to modify your title, duties or reporting relationship. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Buzztime's Chief Executive Officer.

This offer is contingent upon the following:

- Signing Buzztime's Ethics Policy (See enclosed);

- Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States);

- Satisfactory completion of a background investigation to include criminal, credit, education verification, employment verification and reference checks;

- Signing Buzztime's Arbitration Agreement (See enclosed);

- Signing Buzztime's Confidentiality and Inventions Agreement (See enclosed);

This letter and the enclosures, including the Ethics Policy, Arbitration Agreement and Confidentiality and Inventions Agreement makes up the entire agreement between you and Buzztime relating to your employment and supersedes all other agreements, understandings, and representations on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Buzztime's Chief Executive Officer.

2231 rutherford rd. suite 200	carlsbad, ca 92008	760.438.7400	buzztime.com

This offer will expire on December 18, 2014. To indicate your acceptance of Buzztime's offer of the terms and conditions set forth in this letter, please sign and date this letter no later than December 18, 2014 in the space provided below and it will be routed back to HR via EchoSign.

We are excited to have you join the team and become a critical part of our executive team and our future. I look forward to having you join us.

Sincerely,

/s/ Ram Krishnan

Ram Krishnan

Chief Executive Officer

* * *

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with Buzztime is at-will, which means either you or Buzztime may terminate the employment relationship at any time with or without cause or advance notice.

Dec. 16, 2014	/s/ Allen Wolff
Date	Allen Wolff

2231 rutherford rd. suite 200	carlsbad, ca 92008	760.438.7400	buzztime.com